Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Meadow Valley Corporation
As independent registered certified public accountants, we hereby consent to the incorporation by reference in the S-8 registration statement of our report dated March 10, 2006, included in the Company’s Form 10-K for the year ended December 31, 2005, and to all references to our firm included in this registration statement.

Semple & Cooper, LLP
Phoenix, Arizona
March 29, 2006